Exhibit 2.1

AMENDMENT NO. 1

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”), dated as of December 18, 2015, to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 10, 2015, is made by and among ASTELLAS PHARMA INC., a company organized under the laws of Japan (“Parent”), LAUREL ACQUISITION INC., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and OCATA THERAPEUTICS, INC., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are each sometimes referred to collectively as the “Parties.”

WHEREAS, the Parties desire to amend certain provisions of the Merger Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Merger Agreement and this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1. Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

2. Amendment. Paragraph (a) of Annex I of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(a) there shall not have been validly tendered and not validly withdrawn that number of shares of Company Common Stock that, when added to the shares of Company Common Stock then owned by Parent and its controlled Affiliates, would represent one share more than one half of all shares of Company Common Stock then outstanding at the then-scheduled Expiration Date (such condition in this clause (a), the “Minimum Condition”);

3. Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Merger Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

4. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or email (in .pdf or .tiff format) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

6. Other General Provisions. The provisions of Article 10 (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

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IN WITNESS WHEREOF, the Company, Parent, and Merger Sub have caused this Amendment to be executed as of the date first written above.

OCATA THERAPEUTICS, INC.

By:	/s/ Edward Myles
Name:	Edward Myles
Title:	Chief Financial Officer and Chief Operating Officer

ASTELLAS PHARMA INC.

By:	/s/ Yoshihiko Hatanaka
Name:	Yoshihiko Hatanaka
Title:	Representative Director, President and CEO

LAUREL ACQUISITION INC.

By:	/s/ Linda F. Friedman
Name:	Linda F. Friedman
Title:	Secretary

[Signature Page to Amendment No. 1 to Merger Agreement]